Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Kimberlee Sinclair Corporate Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS	For Immediate Release	August 19, 2013

H.B. Fuller Elects Maria Teresa Hilado to Board of Directors

Experienced Executive to Strengthen Company’s Execution of Profitable Growth Strategy

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced that Maria Teresa (Tessa) Hilado was elected as an independent member to its board of directors, effective October 1, 2013. Hilado’s position expands the board to nine directors, eight of whom are independent.

Hilado is currently senior vice president, finance, and treasurer at PepsiCo. Inc. “I am pleased to welcome Tessa to the H.B. Fuller board of directors,” said Lee Mitau, chairman, H.B. Fuller board of directors. “She brings deep knowledge and understanding of corporate finance and treasury, and as an experienced leader, she will enable us to achieve our goals and deliver long-term value to our shareholders.”

Hilado’s experience in finance, treasury and corporate strategy spans several large, global, public corporations in a variety of industries. Named to her current role in 2009, she has global operating responsibility for PepsiCo’s treasury organization (capital markets, cash management, international treasury, pension investments and insurance) and leads a number of global business initiatives. Before joining PepsiCo, she was vice president and treasurer at Schering Plough Corporation (now Merck). Prior to that, Hilado built a 17-year career at General Motors, where she moved to positions of increasing responsibility in mergers and acquisitions, labor negotiations and treasury. She also held a variety of senior finance roles, including assistant treasurer at GM and chief financial officer at GMAC Commercial Finance.

“Tessa is a strategic leader with demonstrated, global business acumen,” said Jim Owens, H.B. Fuller president and chief executive officer. “Her keen understanding of corporate finance, coupled with her global experience and strategic insight, will greatly enhance our board. I am confident that Tessa will be a great asset as we continue to transform H.B. Fuller.”

-more-

H.B. Fuller Elects Tessa Hilado to Board of Directors, cont.

“H.B. Fuller’s profitable growth strategy is gaining momentum,” said Hilado. “I am pleased to be able to share my experience in finance and treasury to help the company achieve its strategic goals.”

Hilado serves on the board of Pepsi Bottling Ventures and, until recently, served on the board of Bausch + Lomb. Last year, she was named by Treasury and Risk Magazine as one of the “100 Most Influential People in Finance.” Hilado holds a BS in Management Engineering from Ateneo de Manila University (Philippines) and an MBA from the University of Virginia, Darden Graduate School of Business. She is a Co-chair of the 2013 Strong Kids Campaign of the YMCA of Greater New York.

# # #

About H.B. Fuller Company:

For over 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and expertise to help its customers find precisely the right formulation for the right performance. With fiscal 2012 net revenue of $1.9 billion, H.B. Fuller serves customers in packaging, hygiene, general assembly, electronic and assembly materials, paper converting, woodworking, construction, automotive and consumer businesses. For more information, visit us at www.hbfuller.com and subscribe to our blog.